EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cullen/Frost Bankers, Inc. pertaining to the 2005 Omnibus Incentive Plan of our reports dated February 3, 2009, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Cullen/Frost Bankers, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

April 29, 2009